EXHIBIT 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on April 25, 2012
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
First Quarter 2012 Earnings

Branchville, NJ – April 25, 2012 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the first quarter ended March 31, 2012.  Net income per diluted share was $0.33 and operating income1 was $0.28 per diluted share.

“Overall, we are pleased with our first quarter performance and the progress we continue to drive throughout the organization,” said Chairman, President and Chief Executive Officer Gregory E. Murphy.  “There is clear evidence of more rational commercial lines pricing, terms and conditions by almost all competitors who are now seeking increases on renewal business.  Our nimbleness, combined with pricing sophistication and outstanding agency relationships, provides us with high-quality growth and underwriting opportunities.

“For the quarter, our statutory combined ratio was a profitable 99.1% with both personal and commercial lines achieving combined ratios under 100%,” said Murphy.  “Commercial lines price was up 5.1% for the quarter, with March generating a 6% increase, and commercial lines retention for the quarter improved 3 points to a very strong 83%.

“Overall net premiums written (NPW) grew 16% in the quarter compared to 2011,” continued Murphy.  “Excess and surplus (E&S) lines contributed 7 points, with the remainder attributable to renewal price increases in personal and commercial lines that were over 5%; direct new business that rose 36% or $22 million; and overall retention that improved 2 points to a solid 84%.

“Our personal lines operations continue to grow due to filed rate increases that were effective for the quarter that averaged 5.9%, while retention improved 1 point from a year ago to 87%,” said Murphy.  “The personal lines statutory combined ratio for the quarter was profitable at 97.7%.”

Selective’s first quarter 2012 highlights compared to first quarter 2011:
-	Net income was $18.1 million, or $0.33 per diluted share, compared to net income of $20.5 million, or $0.37 per diluted share;
-	Operating income[1] was $15.3 million, or $0.28 per diluted share, compared to operating income[1] of $16.8 million, or $0.30 per diluted share;
-	Combined ratio: GAAP: 100.4% compared to 103.6%; Statutory: 99.1% compared to 102.6%;
-	Total net premiums written were up 16% to $420.2 million:
o	Commercial Lines NPW were up 18% to $354.6 million, including $25.8 million from E&S lines;
o	Personal Lines NPW were up 7% to $65.6 million;
-	Non-catastrophe property losses were $33.7 million, after tax, versus $39.7 million;
-	Favorable prior year statutory reserve development on our casualty lines totaled $3 million pre-tax compared to $4 million;
-	Net investment income, after tax, decreased 23% to $24.8 million; and
-	Total revenue was $419.3 million compared to $403.5 million.

Balance Sheet and Guidance
At March 31, 2012, Selective’s assets were $5.6 billion, down 1% over December 31, 2011.  Selective’s investment portfolio was $4.2 billion, which increased 1% in the quarter.

Stockholders’ equity was up 2% for the quarter, to $1.1 billion, and book value per share increased 2% to $19.76 for the quarter.  Statutory surplus was up 2% for the quarter to $1.1 billion.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable June 1, 2012 to stockholders of record as of May 15, 2012.

In the first quarter, some positive variances in underwriting results and some negative variances in investments led to overall earnings within expectations.  After only one quarter, Selective is maintaining the 2012 guidance as follows:
•
A statutory combined ratio of 101.5% and a GAAP combined ratio of 102.5%, which do not include any additional reserve development assumptions, either favorable or unfavorable, and catastrophe losses of 2.5 points – about a point higher than the historical average to reflect the more severe weather patterns;

•	Investment income expected to be approximately flat with 2011 levels; and
•	Weighted average shares outstanding of 55.6 million.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com.  Selective’s quarterly analyst conference call will be simulcast at 8:00 a.m. ET, on April 26, 2012 at www.selective.com. The webcast will be available for rebroadcast until the close of business on May 25, 2012.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for eight property and casualty insurance companies rated “A+” (Superior) by A.M. Best.  Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and

•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI)*
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended March 31:	2012	2011
Net premiums written	$420,172	361,835
Net premiums earned	378,829	351,343
Net investment income earned	32,628	43,473
Net realized gains	4,358	5,760
Total revenues	419,348	403,456

Operating income[1]	15,260	16,756
Capital gains, net of tax	2,833	3,744
Net income[1]	$18,093	20,500

Statutory combined ratio	99.1%	102.6%
Statutory combined ratio, excluding catastrophe losses	97.3%	100.7%
GAAP combined ratio[1]	100.4%	103.6%

Operating income per diluted share[1]	$0.28	0.30
Net income per diluted share[1]	0.33	0.37
Weighted average diluted shares	55,605	55,054
Book value per share	$19.76	19.06

1   Prior year data has been restated to reflect the adoption of ASU 2010-26, “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.”

*All amounts included in this release exclude intercompany transactions.